Exhibit 10.25

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AGREEMENT

between

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

Cambridge, Massachusetts (HARVARD)

and

CURIS, INC.

Cambridge, Massachusetts

(LICENSEE)

as amended June 10, 2003

CONTENTS

ARTICLE I – DEFINITIONS	3.

ARTICLE II – REPRESENTATIONS	4.

ARTICLE II – GRANT	5.

ARTICLE IV – ROYALTIES	7.

ARTICLE V – REPORTING	10.

ARTICLE VI – RECORD KEEPING	12.

ARTICLE VII – PATENTS	12.

ARTICLE VIII – INFRINGEMENT	14.

ARTICLE IX – TERMINATION	15.

ARTICLE X – GENERAL	17.

SIGNATORIES	21.

APPENDIX A – PATENT RIGHTS

1

Effective as of September 1, 2000, amended June 10, 2003

Re: Harvard Case #1347

In consideration of the mutual promises and covenants set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1	AFFILIATE: any entity which controls, is controlled by, or is under common control with a party by ownership or control of at least fifty percent (50%) of the voting stock or other ownership. Unless otherwise specified, the term LICENSEE includes AFFILIATES.

1.2	CLAIM: (i) a valid and enforceable claim of an issued patent included in the PATENT RIGHTS; and (ii) with respect to a patent application of the PATENT RIGHTS, a claim of such patent application which has not been abandoned or rejected by an administrative agency from which no appeal can be taken.

1.3	FIELD: Hedgehog Signaling including products that affect hedgehog signaling directly by interacting with Hedgehog proteins or their receptor complexes.

1.4	HARVARD: President and Fellows of Harvard College, a nonprofit Massachusetts educational corporation having offices at the Office for Technology and Trademark Licensing, Holyoke Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138.

1.5	LICENSEE: Curis, Inc., a corporation organized under the laws of Delaware having its principal offices at 61 Moulton Street, Cambridge, Massachusetts 02138.

1.6	MILESTONE PRODUCTS: products in the FIELD which are not ROYALTY PRODUCTS and are identified or discovered in material part through the use of processes or subject matter covered in a CLAIM.

1.7	NET SALES: the amount billed, invoiced, or received (whichever occurs first) for sales, leases, or other transfers of ROYALTY PRODUCTS or MILESTONE PRODUCTS, less:

(a)	customary trade, quantity or cash discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken;

(b)	amounts repaid or credited by reason of rejection, return or non reimbursement;

(c)	to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE or sublicensees; and

(d)	amounts charged for shipping, packaging, insurance, storage or handling to the extent these are individually itemized on invoices.

1.8	PATENT RIGHTS: United States patent application serial number 09/021,660 filed February 10, 1998, the inventions described and claimed therein, and any divisions, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in USSN 09/021,660 and are dominated by the claims of the existing PATENT RIGHTS, patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by HARVARD; which will be automatically incorporated in and added to this Agreement and shall periodically be added to Appendix A attached to this Agreement and made a part thereof.

1.9	ROYALTY PRODUCTS: shall mean products, the manufacture, use or sale of which would, absent the license granted hereunder, infringe a CLAIM.

1.10	TERRITORY: worldwide.

1.11	The terms “Public Law 96-517” and “Public Law 98-620” include all amendments to those statutes.

1.12	The terms “sold” and “sell” include, without limitation, leases and other transfers and similar transactions.

ARTICLE II

REPRESENTATIONS

2.1	HARVARD is owner by assignment from Drs. Margaret Baron, Sarah Farrington and Maria Belaoussof of the entire right, title and interest in United States Patent Application USSN 09/021,660 filed February 10, 1998 entitled “Methods for Modulating Hematopoiesis and Vascular Growth” (Harvard Case #1347), in the foreign patent applications corresponding thereto, and in the inventions described and claimed therein.

2.2	HARVARD has the authority to issue licenses under PATENT RIGHTS,

2.3	HARVARD and LICENSEE are parties to an existing license agreement dated July 5, 1995, as amended and restated June 10, 2003 (“the 1995 License Agreement”), which confers to LICENSEE commercial rights to technology that may be related to the subject matter of PATENT RIGHTS.

2.4	HARVARD is committed to the policy that ideas or creative works produced at HARVARD should be used for the greatest possible public benefit, and believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest.

2.5	LICENSEE is prepared and intends to develop the invention and to bring products to market which are subject to this Agreement.

2.6	LICENSEE is desirous of obtaining an exclusive license in the FIELD and in the TERRITORY in order to practice the above-referenced invention covered by PATENT RIGHTS in the United States and in certain foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith, and HARVARD is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

ARTICLE III

GRANT OF RIGHTS

3.1	HARVARD hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, in the FIELD and in the TERRITORY, an exclusive commercial license under PATENT RIGHTS to make and have made, to use and have used, to sell and have sold ROYALTY PRODUCTS, for the life of the PATENT RIGHTS, and identify MILESTONE PRODUCTS. Such license shall include the right to grant sublicenses. In order to provide LICENSEE with commercial exclusivity for so long as the license under PATENT RIGHTS remains exclusive, HARVARD agrees that it will not grant licenses in the FIELD under PATENT RIGHTS to others except as required by HARVARD’s obligations in Section 3.2(a) or as permitted in Section 3.2(b).

3.2	The granting and exercise of this license is subject to the following conditions:

(a)	HARVARD’s “Statement of Policy in Regard to Inventions, Patents and Copyrights,” dated August 10, 1998, Public Law 96-517, Public Law 98-620. Any right granted in this Agreement greater than that permitted under Public Law 96-517, or Public Law 98-620, shall be subject to modification as may be required to conform to the provisions of those statutes.

(b)	HARVARD reserves the right to make and use, and grant to others nonexclusive licenses under PATENT RIGHTS in the FIELD to make and use, for research purposes only and not for any commercial purpose, the subject matter described and claimed in PATENT RIGHTS. HARVARD, to the extent it is aware of any patent rights arising from such research conducted during the term of this Agreement, shall notify LICENSEE of said rights. For clarification, HARVARD’s rights under this Section 3.2(b) extend only for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution that does not use PATENT RIGHTS in the production or manufacture of products for sale or the performance of services for a fee.

(c)	LICENSEE shall use reasonable efforts to effect introduction of the ROYALTY PRODUCTS into the commercial market, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep ROYALTY PRODUCTS reasonably available to the public.

(d)	At any time after three (3) years from the effective date of this Agreement, HARVARD may render this license non-exclusive if, in HARVARD’s reasonable judgment, the Progress Reports furnished by LICENSEE do not demonstrate that LICENSEE is demonstrably engaged in research, development, manufacturing, marketing or licensing program, as appropriate, directed toward the development and commercialization of the licensed subject matter of this Agreement and LICENSEE is not demonstrating engaged in research, development, manufacturing, marketing or licensing program, as appropriate toward the development and commercialization of the licensed subject matter of the 1995 License Agreement. In making this determination, HARVARD shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

(e)	In all sublicenses granted by LICENSEE hereunder, LICENSEE shall include a requirement that the sublicensee use reasonable commercial efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible. LICENSEE shall further provide in such sublicenses that such sublicenses are subject and subordinate to the terms and conditions of this Agreement, except: (i) the sublicensee may not further sublicense; and (ii) the rate of royalty on NET SALES paid by the sublicensee to the LICENSEE. Copies of all sublicense agreements shall be provided promptly to HARVARD.

(f)	During the period of exclusivity of this license in the United States, LICENSEE shall cause any ROYALTY PRODUCT produced for sale in the United States to be manufactured substantially in the United States, unless appropriate waivers are obtained from the United States government.

3.3	HARVARD hereby grants to LICENSEE the right to assign the licenses granted or to be granted in Section 3.1 to an AFFILIATE subject to the terms and conditions hereof.

3.4	All rights reserved to the United States Government and others under Public Law 96-517, and Public Law 98-620, shall remain and shall in no way be affected by this Agreement.

ARTICLE IV

ROYALTIES

4.1	LICENSEE shall pay to HARVARD a non-refundable license royalty fee in the sum of [**] dollars ($[**]) upon execution of this Agreement.

4.2	In consideration of the right and license granted herein, LICENSEE shall pay to HARVARD during the term of this Agreement a royalty on NET SALES of ROYALTY PRODUCTS by LICENSEE as follows:

(a)	[**] percent ([**]%) of NET SALES of all ROYALTY PRODUCTS by LICENSEE and its AFFILIATES; provided, however, that in the case of ROYALTY PRODUCTS covered by a pending patent claim, such royalty of [**] percent ([**]%) shall be due and payable as follows: [**] percent ([**]%) shall be payable to HARVARD pursuant to Section 5.4(a), and the remainder shall accumulate and shall not be required to be paid by LICENSEE to HARVARD unless and until such claim is issued as part of a patent in the applicable jurisdiction. A ROYALTY PRODUCT that is a ROYALTY PRODUCT solely as a result of any such claim that has been abandoned, has been rejected by an administrative agency from which no appeal can be taken or has been pending for more than five years in any jurisdiction shall cease to be a ROYALTY PRODUCT in such jurisdiction unless and until such claim is issued as part of a patent.

(b)	In the event that a ROYALTY PRODUCT as contemplated in this Agreement is also a Royalty Product or a Milestone Product as defined in the 1995 License Agreement (“1995 Royalty Product” and “1995 Milestone Product”, respectively), LICENSEE may reduce payments due to HARVARD on such ROYALTY PRODUCT to [**] percent ([**]%) of the milestone payment due to HARVARD on such 1995 Milestone Product as specified in Section 3.3(e) of the 1995 License Agreement.

(c)	If LICENSEE, in order to make, use, sell or otherwise exploit the ROYALTY PRODUCTS in any jurisdiction, reasonably determine that they must make royalty payments (“Third Party Payments”) to one or more independent third parties to obtain a license or similar right to make, use, sell or otherwise exploit the ROYALTY PRODUCTS such that the total royalty burden for such ROYALTY PRODUCT equals or exceeds [**]% percent, LICENSEE may reduce the royalty due to HARVARD by [**]% for each [**]% percent above [**]%, but in no event shall any such payment due to HARVARD be reduced by more than [**]% as a result of such reduction.

4.3	In further consideration of the right and license granted herein, LICENSEE shall pay to HARVARD a royalty on sublicense income received by LICENSEE as follows:

(a)	If LICENSEE grants a sublicense under this Agreement to a sublicensee (other than an AFFILIATE), LICENSEE shall pay to HARVARD [**] percent ([**]%) of any royalties, fees or other amounts received by LICENSEE or its AFFILIATES as a result of the sublicensee’s development and/or sale of ROYALTY PRODUCTS, or [**] percent ([**]%) with respect to MILESTONE PRODUCTS, excluding: (i) amounts paid in partial or full consideration of equity of LICENSEE or its AFFILIATES at fair market value; (ii) amounts paid to fund research and development activities conducted by LICENSEE or its AFFILIATES on behalf of that sublicensee; and (iii) non-monetary consideration, including, without limitation, intellectual property rights, noncompetition covenants and the like.

(b)	In the event a sublicense granted under this Agreement also includes a sublicense to patent rights contained in the 1995 License Agreement, then LICENSEE may reduce the royalty on sublicense income due in this Section to [**] percent ([**]%) of the payment due HARVARD under section 4.3 (a).

(d)	LICENSEE shall not grant a sublicense hereunder (other than to an AFFILIATE) pursuant to a transaction in which LICENSEE surrenders substantially all of its legal rights and economic interest in the PATENT RIGHTS and ROYALTY PRODUCTS to a third party in exchange for the transfer by such third party to LICENSEE of rights to a different technology or products.

(e)	If LICENSEE, in order to enable its sublicense to make, use, sell or otherwise exploit the ROYALTY PRODUCTS or MILESTONE PRODUCTS in any jurisdiction, reasonably determines that they must make royalty payments to one or more independent third parties to obtain a license or similar right to make, use, sell or otherwise exploit the ROYALTY PRODUCTS or MILESTONE PRODUCTS, then LICENSEE may reduce the royalty due to HARVARD, by the amount paid to such one or more independent third parties, but in no event shall any such payment due to HARVARD be reduced by more than [**]% as a result of such reduction.

4.4 (a)	LICENSEE shall pay HARVARD during the term of this license a non-reducible royalty of [**] percent ([**]%) of NET SALES of all MILESTONE PRODUCTS sold by LICENSEE and its AFFILIATES. LICENSEE’s obligation to make royalty payments for MILESTONE PRODUCTS under this Section 4.4 (a) shall expire (10) years after the first commercial sale of a MILESTONE PRODUCT. The parties agree that such payments are consideration for LICENSEE’s use of PATENT RIGHTS.

If this license is terminated by LICENSEE or its AFFILIATES for other than reasons of breach by HARVARD, or is converted to a non-exclusive license or terminated by HARVARD for a financial default, the above milestone payments shall still be due with respect to all MILESTONE PRODUCTS identified by LICENSEE or its AFFILIATES prior to such termination or conversion. If this license is converted to a non-exclusive license or terminated by HARVARD for any reason other than a financial default, the above milestone payments will be due on only the first MILESTONE PRODUCT sold after such termination or conversion and identified prior to such termination and conversion.

(b)	In the event that a MILESTONE PRODUCT as contemplated in this Agreement is also a 1995 Royalty Product or a 1995 Milestone Product, LICENSEE may forego payment of the milestone payments due to HARVARD on such MILESTONE PRODUCT and instead pay a royalty representing [**] percent ([**]%) of the royalty due to HARVARD on such 1995 Royalty Product as specified in Section 3.3(a) of the 1995 License Agreement.

4.5 (a)	If the license pursuant to this Agreement is converted to a non-exclusive one and if other non-exclusive licenses are granted, the above royalties shall not exceed and shall be reduced to the royalty rate to be paid by other licensees during the term of the non-exclusive license.

(b)	On sales between LICENSEE and its AFFILIATES or sublicensees for resale, the royalty shall be paid only on the NET SALES of the AFFILIATE or sublicensee.

(c)	If any of the ROYALTY PRODUCTS or MILESTONE PRODUCTS include one or more material, active components not covered by a CLAIM of PATENT RIGHTS (a “Combination Product”), NET SALES for purposes of determining royalties for the Combination Product shall be calculated by multiplying NET SALES for the Combination Product by a fraction, A/(A+B), where A is the total invoice price of the component or components covered by a CLAIM of PATENT RIGHTS if sold separately in the relevant market and B is the total invoice price of any other material components in the combination if sold separately in the relevant market. In the event that the material component covered by a CLAIM of PATENT RIGHTS or any other material component in the Combination Product is not sold separately, NET SALES for purposes of determining royalties shall be calculated by multiplying NET SALES of the Combination Product by a fraction, n/C, where n is the number of components covered by a CLAIM of PATENT RIGHTS and C is the number of material, active components in the Combination Product.

4.6	On January 1 of each calendar year after the effective date of this Agreement, LICENSEE shall pay to HARVARD a non-refundable license maintenance royalty and/or advance on royalties of [**] dollars ($[**]). Such payments may be credited against running royalties due for that calendar year and Royalty Reports shall reflect such a credit. Such payments shall not be credited against milestone payments (if any) nor against royalties due for any subsequent calendar year.

ARTICLE V

REPORTING

5.1	No later than sixty (60) days after June 30 of each calendar year, LICENSEE shall provide to HARVARD a written annual Progress Report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending June 30 and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology.

5.2	LICENSEE shall report to HARVARD the date of first sale of ROYALTY PRODUCTS and MILESTONE PRODUCTS in each country within sixty (60) days of occurrence.

5.3	(a) After the commencement of sales, LICENSEE shall submit to HARVARD within sixty (60) days after each calendar half year ending June 30 and December 31, a Royalty Report setting forth for such half year at least the following information:

(i)	the number of ROYALTY PRODUCTS sold by LICENSEE, its AFFILIATES and sublicensees in each country;

(ii)	total billings for such ROYALTY PRODUCTS;

(iii)	deductions applicable to determine the NET SALES thereof; (iv) sublicense income subject to sharing with HARVARD; and

(v)	the amount of royalty due thereon, or, if no royalties are due to HARVARD for any reporting period, the statement that no royalties are due.

Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from royalties.

(b)	LICENSEE shall pay to HARVARD with each such Royalty Report the amount of royalty due with respect to such half year. If multiple technologies are covered by the license granted hereunder, LICENSEE shall specify which PATENT RIGHTS are utilized for each ROYALTY PRODUCT included in the Royalty Report.

(c)	All payments due hereunder shall be deemed received when funds are credited to HARVARD’s bank account and shall be payable by check or wire transfer in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the New York Times or the Wall Street journal) on the last working day of each royalty period. No transfer, exchange, collection or other charges shall be deducted from such payments.

(d)	All such reports shall be maintained in confidence by HARVARD except as required by law; however, HARVARD may include in its usual financial reports annual amounts of royalties paid.

(e)	Late payments shall be subject to a charge of one and one-half percent (1.5%) per month, or $250, whichever is greater.

ARTICLE VI

RECORD KEEPING

6.1	LICENSEE shall keep, and shall require its AFFILIATES and sublicensees to keep, accurate records (together with supporting documentation) of ROYALTY PRODUCTS made, used or sold under this Agreement, appropriate to determine the amount of royalties due to HARVARD hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. They shall be available during normal business hours for examination by an independent accountant selected by HARVARD, for the sole purpose of verifying reports and payments hereunder. In conducting examinations pursuant to this Section, HARVARD’s accountant shall have access to all records which HARVARD reasonably believes to be relevant to the calculation of royalties under Article IV.

6.2	HARVARD’s accountant shall not disclose to HARVARD any information other than information relating to the accuracy of reports and payments made hereunder.

6.3	Such examination by HARVARD’s accountant shall be at HARVARD’s expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to HARVARD had the LICENSEE reported correctly, plus interest.

ARTICLE VII

DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

7.1	Upon execution of this Agreement, LICENSEE shall reimburse HARVARD for all reasonable expenses HARVARD has incurred for the preparation, filing, prosecution and maintenance of PATENT RIGHTS. LICENSEE shall also reimburse HARVARD for all such expenses it incurs prior to LICENSEE’s assumption of these costs per Section 7.2. As of September 1, 2000, the accumulated amount of such expenses total $[**].

7.2	As soon as reasonably possible after execution of this Agreement, LICENSEE shall assume primary responsibility for the filing, prosecution and maintenance of any and all patents and patent applications included in PATENT RIGHTS, using patent counsel reasonably acceptable to HARVARD, and LICENSEE shall be responsible for all costs relating thereto. Counsel will directly notify HARVARD and LICENSEE and provide them copies of any official communications from the United States and foreign patent offices relating to said prosecution. Counsel shall also provide HARVARD with advance copies of all relevant communications to the various patent offices, so that HARVARD may be informed and apprised of the continuing prosecution of patent applications in PATENT RIGHTS. HARVARD shall have reasonable opportunities to participate in decision making on all key decisions affecting filing, prosecution and maintenance of patents and patent applications in PATENT RIGHTS including, without limitation, the right to approve or disapprove the abandonment of any patent or claims thereof and LICENSEE will use reasonable efforts to incorporate HARVARD’s reasonable suggestions regarding said prosecution. LICENSEE shall use all reasonable efforts to amend any patent application to include claims reasonably requested by HARVARD to protect ROYALTY PRODUCTS.

7.3	HARVARD and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of HARVARD to execute such papers and instruments so as to enable HARVARD to apply for, to prosecute and to maintain patent applications and patents in HARVARD’s name in any country.

7.4	If LICENSEE elects no longer to pay the expenses of a patent application or patent included within PATENT RIGHTS, LICENSEE shall notify HARVARD not less than sixty (60) days prior to such action, such date being at least 30 (thirty) days prior to any pending action or expenditure, and shall thereby forego its rights under such patent or patent application.

7.5	In the event that LICENSEE elects not to prosecute or maintain any of the patents or patent applications relating to the PATENT RIGHTS or any portion thereof in any country, then HARVARD shall have the right, but not the obligation, at its own expense to prosecute or maintain the patents or patent applications relating to the PATENT RIGHTS or portion thereof in such country, but LICENSEE shall have no further rights to such patents or patent applications or portion thereof.

7.6	If HARVARD can demonstrate that it is not being adequately informed or apprised of the continuing prosecution of patents or patent applications in PATENT RIGHTS, or that it is not being provided with reasonable opportunities to participate in decision making or that its interests are not being adequately protected, HARVARD shall be entitled to engage, at LICENSEE’s expense, independent patent counsel to review and evaluate patent prosecution and filing of patents and patent applications included in PATENT RIGHTS. Henceforth HARVARD and LICENSEE shall share responsibility for patent prosecution, with LICENSEE reimbursing HARVARD in full for any reasonable patent expenses incurred by HARVARD.

ARTICLE VIII

INFRINGEMENT

8.1	With respect to any PATENT RIGHTS that are exclusively licensed to LICENSEE pursuant to this Agreement, LICENSEE or its sublicensee shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. HARVARD agrees to notify LICENSEE promptly of each infringement of such patents of which HARVARD is or becomes aware. Before LICENSEE or its sublicensee commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of HARVARD and to potential effects on the public interest in making its decision whether or not to sue and in the case of a LICENSEE sublicensee, shall report such views to the sublicensee.

8.2	If LICENSEE or its sublicensee elects to commence an action as described above and HARVARD is a legally indispensable party to such action, HARVARD shall have the right to assign to LICENSEE all of HARVARD’s right, title and interest in each patent which is a part of the PATENT RIGHTS and is the subject of such action (subject to all HARVARD’s obligations to the government and others having rights in such patent). In the event that HARVARD makes such an assignment, such assignment shall be irrevocable, and such action by LICENSEE on that patent or patents shall thereafter be brought or continued without HARVARD as a party, if HARVARD is n o longer an indispensable party. Notwithstanding any such assignment to LICENSEE by HARVARD and regardless of whether HARVARD is or is not an indispensable party, HARVARD shall cooperate fully with LICENSEE i n connection with any such action. In the event that any patent is assigned to LICENSEE by HARVARD, pursuant to this Section, such assignment shall require LICENSEE to continue to meet its obligations under this Agreement as if the assigned patent or patent application were still licensed to LICENSEE.

8.3	If LICENSEE or its sublicensee elects to commence an action described above and HARVARD is a legally indispensable party to such action, HARVARD may join the action as a co-plaintiff. Upon doing so, HARVARD shall be consulted on any actions LICENSEE or its sublicensees intend with respect to the suspected infringement.

8.4	LICENSEE shall reimburse HARVARD for any reasonable costs it incurs as part of an action brought by LICENSEE or its sublicensee, irrespective of whether HARVARD shall become a co-plaintiff.

8.5	If LICENSEE or its sublicensee elects to commence an action as described above, LICENSEE may deduct from its royalty payments to HARVARD with respect to the patent(s) subject to suit an amount not exceeding [**] percent ([**]%) of LICENSEE’s expenses and costs of such action, including reasonable attorneys’ fees; provided, however, that such reduction shall not exceed [**] percent ([**]%) of the total royalty due to HARVARD with respect to the patent(s) subject to suit for each calendar year. If such [**] percent ([**]%) of LICENSEE’s expenses and costs exceeds the amount of royalties deducted by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to HARVARD from LICENSEE in succeeding calendar years, but never by more than [**] percent ([**]%) of the total royalty due in any one year with respect to the patent(s) subject to suit.

8.6	No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of HARVARD, which consent shall not be unreasonably withheld.

8.7	Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse LICENSEE and HARVARD for litigation costs not paid from royalties and then to reimburse HARVARD for royalties deducted by LICENSEE pursuant to Section 8.5. Any remaining recoveries or reimbursements shall be shared [**] percent ([**]%) to LICENSEE and [**] percent ([**]%) to HARVARD.

8.8	In the event that LICENSEE and its sublicensee, if any, elect not to exercise their right to prosecute an infringement of the PATENT RIGHTS pursuant to this Article, HARVARD may do so at its own expense, controlling such action and retaining all recoveries therefrom. LICENSEE shall cooperate fully with HARVARD in connection with any such action.

8.9	In the event that a declaratory judgment action alleging invalidity of any of the PATENT RIGHTS shall be brought against LICENSEE, HARVARD, at its sole option, shall have the right to intervene, in which event both parties shall jointly control the defense of such action and share equally its expenses and costs.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1	This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in PATENT RIGHTS has expired or been abandoned.

9.2	HARVARD may terminate this Agreement as follows:

(a)	If LICENSEE does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 5.4(e)) within forty-five (45) days after the date of notice in writing of such non-payment by HARVARD, unless such non-payment occurs as a result of a bona fide dispute as to the amount due.

(b)	If LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, which petition is not dismissed within ninety (90) days of filing. Such termination shall be effective immediately upon HARVARD giving written notice to LICENSEE.

(c)	If LICENSEE is convicted of a felony specific to the manufacture, use, or sale of ROYALTY PRODUCTS.

(d)	Except as provided in Subsections (a), (b), and (c) above, if LICENSEE defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by HARVARD.

9.3	LICENSEE shall provide, in all sublicenses granted by it under this Agreement, that LICENSEE’s interest in such sublicenses shall at HARVARD’s option terminate or be assigned to HARVARD upon termination of this Agreement.

9.4	LICENSEE may terminate this Agreement by giving ninety (90) days advance written notice of termination to HARVARD. Upon termination, LICENSEE shall submit a final Royalty Report to HARVARD and any royalty payments and unreimbursed patent expenses invoiced by HARVARD shall become immediately payable.

9.5	Sections 6.1, 6.2, 6.3, 7.1, 8.7, 9.4, 9.5, 10.2, 10.3, 10.4, 10.7 and 10.8 of this Agreement shall survive termination.

ARTICLE X

GENERAL

10.1	HARVARD does not warrant the validity of the PATENT RIGHTS licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE, an AFFILIATE, or sublicensee without infringing other patents.

10.2	HARVARD EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS OR INFORMATION SUPPLIED BY HARVARD OR ROYALTY PRODUCTS OR MILESTONE PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

10.3 (a)	LICENSEE shall indemnify, defend and hold harmless HARVARD and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”), against any liability, damage, loss or expenses (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement except to the extent due to the gross negligence or willful misconduct of the Indemnitee(s).

(b)	LICENSEE shall, at its own expense, provide attorneys reasonably acceptable to HARVARD to defend against or settle any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. HARVARD shall provide prompt written notice of any such action it becomes aware of to LICENSEE.

(c)	Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE, LICENSEE or sublicensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance i n amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as HARVARD shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for

LICENSEE’s indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are i n excess of $250,000 annual aggregate) such self-insurance program must be acceptable to HARVARD and the Risk Management Foundation of the Harvard Medical Institutions, Inc. in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under this Agreement.

(d)	LICENSEE shall provide HARVARD with written evidence of such insurance upon request of HARVARD. LICENSEE shall provide HARVARD with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, HARVARD shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(e)	LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE; and (ii) a reasonable period after the period referred to in Subsection (e)(i) above which in no event shall be less than ten (10) years.

10.4	LICENSEE shall not use HARVARD’s name or insignia, or any adaptation of them, or the name of any of HARVARD’s inventors in any advertising, promotional or sales literature without the prior written approval of HARVARD, provided, however, that LICENSEE shall have the right to confirm the existence and general content of this Agreement.

10.5	Without the prior written approval of HARVARD, the license granted pursuant to this Agreement shall not be transferred or assigned in whole or in part by LICENSEE to any party other than to an AFFILIATE or successor to the business interest of LICENSEE relating to the PATENT RIGHTS or a third party purchaser of all or substantially all of the LICENSEE’s assets or capital stock. This Agreement shall be binding upon the successors, legal representatives and assignees of HARVARD and LICENSEE.

10.6	The interpretation and application of the provisions of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

10.7	LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its

AFFILIATES or sublicensees unless its AFFILIATES and sublicensees so agree in a separate and binding arrangement, and that it will defend and hold HARVARD harmless in the event of any legal action of any nature occasioned by such violation.

10.8	LICENSEE agrees: (i) to obtain all regulatory approvals required for the manufacture and sale of ROYALTY PRODUCTS and MILESTONE PRODUCTS; and (ii) to utilize appropriate patent marking on such ROYALTY PRODUCTS. LICENSEE also agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

10.9	Any notices to be given hereunder shall be sufficient if signed by the party (or party’s attorney) giving same and either: (i) delivered in person; (ii) delivered via courier with signature; (iii) mailed certified mail return receipt requested; or (iv) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to LICENSEE:

Attn.: General Counsel

Curis, Inc.

61 Moulton Street

Cambridge, MA 02138

Fax: (617) 876-0866

With a copy to:

Attn.: Steven Singer, Esq.

Hale and Dorr

60 State Street

Boston, MA 02109

Fax: (617) 526-5000

If to HARVARD:

Office for Technology and Trademark Licensing

Harvard University

Holyoke Center, Suite 727

1350 Massachusetts Avenue

Cambridge, MA 02138

Fax: (617) 495-9568

With a copy to:

Office of Technology Licensing and Industry Sponsored Research

Harvard University

25 Shattuck Street, Building A Suite 414

Boston, MA 02115

Fax: (617) 432-2788

By such notice either party may change their address for future notices.

Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.

10.10	Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

10.11	In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflict amicably between themselves.

10.12	This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to the Agreement to be executed by their duly authorized representatives.

PRESIDENT AND FELLOWS OF HARVARD COLLEGE	CURIS, INC.

/s/ JOYCE BRINTON	/s/ M. ELIZABETH POTTHOFF

Joyce Brinton, Director Office for Technology and Trademark Licensing	Signature

M. Elizabeth Potthoff
Name

8/20/03	Vice President, General Counsel
Date	Title

10/2/03
Date

APPENDIX A

PATENT RIGHTS

The following comprise PATENT RIGHTS:

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